EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2024 Results

FORT COLLINS, Colo., July 29, 2024 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2024.

All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated. All references to years are references to the Company’s fiscal year unless otherwise stated.

Third Quarter Overview

  Net sales were $848 million, compared to $801 million, an increase of 6 percent.
  Net earnings were $102 million, or $1.63 per share, compared to net earnings of $85 million, or $1.37 per share.
  Net cash provided by operating activities was $297 million for the first nine months of 2024, compared to $156 million. Free cash flow1 for the first nine months of 2024 was $225 million, compared to free cash flow of $98 million. Adjusted free cash flow1 was $230 million for the first nine months of 2024, compared to adjusted free cash flow of $103 million.

"We delivered a solid quarter, driven by robust end-market demand and the dedicated efforts of all our members,” stated Chip Blankenship, Chairman and Chief Executive Officer. “In Aerospace, increased utilization drove strong aftermarket demand in the third quarter. Total Industrial growth moderated as expected. Industrial benefitted from increased sales in power generation as well as transportation despite flat China on-highway shipments year-over-year. In this dynamic market, we remain focused on growth, operational excellence, and innovation, which continue to position Woodward to deliver sustained long-term shareholder value.”

Third Quarter Company Results

Net sales for the third quarter of 2024 were $848 million, compared to $801 million, an increase of 6 percent.

Net earnings were $102 million, or $1.63 per share, for the third quarter of 2024, compared to $85 million, or $1.37.

EBIT1 was $132 million for the third quarter of 2024, compared to $117 million.

The effective tax rate was 16.4 percent for the third quarter of 2024, compared to 20.0 percent.

Segment Results

Aerospace

Aerospace segment net sales for the third quarter of 2024 were $518 million, compared to $481 million, an increase of 8 percent. Commercial OEM sales were up 2 percent and commercial aftermarket sales were up 19 percent. Defense OEM sales were down 4 percent and defense aftermarket was up 22 percent. Overall aftermarket sales were supported by higher aircraft utilization.

Segment earnings for the third quarter of 2024 were $102 million, or 19.7 percent of segment net sales, compared to $83 million, or 17.3 percent of segment net sales. The increase in segment earnings was a result of price realization and higher aftermarket volumes, partially offset by inflation.

Industrial

Industrial segment net sales for the third quarter of 2024 were $330 million, compared to $320 million, an increase of 3 percent. Power generation was up 8 percent, transportation was up 3 percent, and oil and gas was down 6 percent.

Industrial segment earnings for the third quarter of 2024 were $60 million, or 18.1 percent of segment net sales, compared to $58 million, or 18.2 percent of segment net sales. Industrial earnings remained relatively flat as a result of price realization which was largely offset by inflation and unfavorable mix.

Nonsegment

Nonsegment expenses were $30 million for the third quarter of 2024, compared to $24 million.

Year-to-Date Results

Net sales for the first nine months of 2024 were $2.47 billion, compared to $2.14 billion. Net earnings for the first nine months of 2024 were $290 million, or $4.65 per share, compared to $150 million, or $2.44 per share. Adjusted net earnings1 for the first nine months of 2024 were $293 million, or $4.70 per share, compared to $176 million, or $2.87 per share.

The effective tax rate was 17.8 percent for the first nine months of 2024, compared to 15.8 percent. The adjusted effective tax rate1 for the first nine months of 2024 was 17.8 percent, compared to 17.3 percent.

Aerospace segment net sales for the first nine months of 2024 were $1.48 billion, compared to $1.31 billion. Aerospace segment earnings for the first nine months of 2024 were $279 million, or 18.9 percent of segment net sales, compared to $212 million, or 16.1 percent of segment net sales.

Industrial segment net sales for the first nine months of 2024 were $994 million, compared to $824 million. Industrial segment earnings for the first nine months of 2024 were $192 million, or 19.3 percent of segment net sales, compared to $107 million, or 13.0 percent of segment net sales.

Nonsegment expenses were $89 million for the nine months of 2024, compared to $106 million. Adjusted nonsegment expenses1 were $85 million, compared to $72 million.

Cash Flow and Financial Position

Net cash provided by operating activities was $297 million for the first nine months of 2024, compared to $156 million. Payments for property, plant, and equipment for the first nine months of 2024 were $72 million, compared to $57 million.

Free cash flow was $225 million for the first nine months of 2024, compared to $98 million. Adjusted free cash flow was $230 million for the first nine months of 2024, compared to $103 million. The increase in free cash flow and adjusted free cash flow was primarily due to increased earnings and improved working capital, partially offset by higher capital expenditures.

During the first nine months of 2024, $348 million was returned to stockholders in the form of $43 million of dividends and $305 million of share repurchases.

Total debt was $923 million as of June 30, 2024, compared to $751 million as of June 30, 2023. Debt-to-EBITDA1 leverage as of June 30, 2024, was 1.5 times EBITDA.

2024 Guidance

Based on visibility into the remainder of the year, Woodward is revising certain aspects of its full-year guidance.

(In millions, except per share amount and percentages)
	Prior	Revised
	FY24 Guidance issued on	FY24 Guidance issued on
	April 29, 2024	July 29, 2024
Total Company
Sales	$3,250-$3,350	$3,250-$3,300
Adjusted Effective Tax Rate	~20%	~18.5%
Adjusted Free Cash Flow	$325 - $375	$300 - $350
Capital Expenditures	~100	No change
Shares	~62	No change
Adjusted EPS	$5.70-$6.00	$5.80-$6.00

Segment Data
Aerospace
Sales Growth	Up 12% to 14%	No change
Segment Earnings (% of Sales)	18% to 19%	~19%
Industrial
Sales Growth	Up 13% to 15%	Up 11% to 13%
Segment Earnings (% of Sales)	17% - 18%	~17.5%

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. ET, July 29, 2024, to provide an overview of the financial performance for the third quarter of fiscal year 2024, business highlights, and outlook for the remainder of fiscal 2024. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-800-715-9871 (domestic) or 1-646-307-1963 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 2819144. An audio replay will be available by telephone from 7:30 p.m. ET on July 29, 2024 until 11:59 p.m. ET on August 12, 2024. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-609-800-9909 (international), reference access code 2819144.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements include, but are not limited to, our focus on growth, operational excellence and innovation, including the outcome of such efforts on our long-term success and shareholder value; demand for our products and services and our ability to capitalize on such demand, trends in our markets and statements regarding our business and financial guidance for the remainder of fiscal year 2024, including our guidance for sales, adjusted earnings, adjusted earnings per share, segment sales growth, segment earnings as a percent of sales, adjusted effective tax rate, adjusted free cash flow, capital expenditures, and diluted weighted shares outstanding, as well as our assumptions and expectations regarding our guidance. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) global economic uncertainty and instability, including in the financial markets that affect Woodward, its customers, and its supply chain; (2) risks related to constraints and disruptions in the global supply chain and labor markets; (3) Woodward’s long sales cycle; (4) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (5) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (6) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (7) changes and consolidations in the aerospace market; (8) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (9) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (10) volatility with respect to the China on-highway natural gas truck market; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors and risks described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2023, any subsequently filed Quarterly Report on Form 10-Q, as well as its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023

Net sales	$847,688	$800,663	$2,469,761	$2,137,496
Costs and expenses:
Cost of goods sold	617,702	596,251	1,801,037	1,649,473
Selling, general, and administrative expenses	73,812	64,983	229,770	203,748
Research and development costs	38,728	35,033	105,987	100,034
Restructuring charges	-	-	-	5,172
Interest expense	11,516	12,175	34,482	36,162
Interest income	(1,728)	(516)	(4,494)	(1,390)
Other (income) expense, net	(14,438)	(13,001)	(49,461)	(33,431)
Total costs and expenses	725,592	694,925	2,117,321	1,959,768
Earnings before income taxes	122,096	105,738	352,440	177,728
Income taxes	20,021	21,139	62,765	28,012
Net earnings	$102,075	$84,599	$289,675	$149,716

Earnings per share amounts:
Basic earnings per share	$1.69	$1.41	$4.80	$2.50
Diluted earnings per share	$1.63	$1.37	$4.65	$2.44
Weighted average common shares outstanding:
Basic	60,425	60,056	60,290	59,843
Diluted	62,522	61,591	62,295	61,250

Cash dividends paid per share	$0.25	$0.22	$0.72	$0.63

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	June 30,	September 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$308,332	$137,447
Accounts receivable	760,010	749,859
Inventories	614,981	517,843
Income taxes receivable	52,098	14,120
Other current assets	52,938	50,183
Total current assets	1,788,359	1,469,452
Property, plant, and equipment, net	917,730	913,094
Goodwill	794,797	791,468
Intangible assets, net	432,352	452,363
Deferred income tax assets	55,761	58,550
Other assets	331,310	325,276
Total assets	$4,320,309	$4,010,203

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$274,800	$-
Current portion of long-term debt	85,708	75,817
Accounts payable	255,391	234,328
Income taxes payable	48,753	44,435
Accrued liabilities	248,440	262,616
Total current liabilities	913,092	617,196
Long-term debt, less current portion	562,618	645,709
Deferred income tax liabilities	130,912	132,819
Other liabilities	554,476	543,490
Total liabilities	2,161,098	1,939,214
Stockholders’ equity	2,159,211	2,070,989
Total liabilities and stockholders’ equity	$4,320,309	$4,010,203

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Nine Months Ended June 30,
	2024	2023
Net cash provided by operating activities	$297,329	$155,630

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(72,193)	(57,142)
Proceeds from sale of assets	84	477
Proceeds from business divestiture	900	-
Payments for business acquisition, net of cash acquired	-	878
Payments for short-term investments	(6,767)	(6,109)
Proceeds from sales of short-term investments	9,737	7,692
Net cash used in investing activities	(68,239)	(54,204)

Cash flows from financing activities:
Cash dividends paid	(43,457)	(37,762)
Proceeds from sales of treasury stock	90,142	26,888
Payments for repurchases of common stock	(304,811)	(26,369)
Borrowings on revolving lines of credit and short-term borrowings	2,258,600	1,538,900
Payments on revolving lines of credit and short-term borrowings	(1,983,800)	(1,582,200)
Payments of debt financing costs	-	(2,236)
Payments of long-term debt and finance lease obligations	(75,644)	(536)
Net cash used in financing activities	(58,970)	(83,315)
Effect of exchange rate changes on cash and cash equivalents	765	(11,848)
Net change in cash and cash equivalents	170,885	6,263
Cash and cash equivalents at beginning of year	137,447	107,844
Cash and cash equivalents at end of period	$308,332	$114,107

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND NET EARNINGS
(Unaudited - in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net sales:
Aerospace	$517,560	$480,531	$1,475,828	$1,313,233
Industrial	330,128	320,132	993,933	824,263
Total consolidated net sales	$847,688	$800,663	$2,469,761	$2,137,496
Segment earnings*:
Aerospace	$101,842	$83,075	$279,295	$211,823
As a percent of segment net sales	19.7%	17.3%	18.9%	16.1%
Industrial	59,717	58,197	191,842	107,170
As a percent of segment net sales	18.1%	18.2%	19.3%	13.0%
Total segment earnings	161,559	141,272	471,137	318,993
Nonsegment expenses	(29,675)	(23,875)	(88,709)	(106,493)
EBIT	131,884	117,397	382,428	212,500
Interest expense, net	(9,788)	(11,659)	(29,988)	(34,772)
Consolidated earnings before income taxes	$122,096	$105,738	$352,440	$177,728

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before income taxes.

Payments for property, plant and equipment	$15,892	$13,096	$72,193	$57,142
Depreciation expense	$20,661	$20,551	$61,494	$61,212

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Nine Months Ended June 30, 2024			Nine Months Ended June 30, 2023
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Net earnings (U.S. GAAP)	$352,440	$289,675	$4.65	$177,728	$149,716	$2.44
Non-U.S. GAAP adjustments:
Non-recurring gain related to a previous acquisition	(4,803)	(3,433)	(0.06)	-	-	-
Business development activities	5,902	4,456	0.07	-	-	-
Certain non-restructuring separation costs	2,666	2,013	0.04	2,208	1,661	0.03
Specific charge for excess and obsolete inventory	-	-	-	11,995	9,016	0.15
Product rationalization	-	-	-	10,504	7,896	0.13
Restructuring charges	-	-	-	5,172	3,874	0.06
Non-recurring charge related to customer collections	-	-	-	4,997	3,761	0.06
Total non-U.S. GAAP adjustments	3,765	3,036	0.05	34,876	26,208	0.43
Adjusted net earnings (Non-U.S. GAAP)	$356,205	$292,711	$4.70	$212,604	$175,924	$2.87

*Note: There were no adjustments made to net earnings during the quarter ended June 30, 2024 and the quarter ended June 30, 2023.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net earnings (U.S. GAAP)	$102,075	$84,599	$289,675	$149,716
Income tax expense	20,021	21,139	62,765	28,012
Interest expense	11,516	12,175	34,482	36,162
Interest income	(1,728)	(516)	(4,494)	(1,390)
EBIT (Non-U.S. GAAP)	131,884	117,397	382,428	212,500
Total non-U.S. GAAP adjustments*	-	-	3,765	34,876
Adjusted EBIT (Non-U.S. GAAP)	$131,884	$117,397	$386,193	$247,376

*See Reconciliation of Net Earnings to Adjusted Net Earnings1 table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net earnings (U.S. GAAP)	$102,075	$84,599	$289,675	$149,716
Income tax expense	20,021	21,139	62,765	28,012
Interest expense	11,516	12,175	34,482	36,162
Interest income	(1,728)	(516)	(4,494)	(1,390)
Amortization of intangible assets	8,131	9,493	25,348	28,089
Depreciation expense	20,661	20,551	61,494	61,212
EBITDA (Non-U.S. GAAP)	160,676	147,441	469,270	301,801
Total non-U.S. GAAP adjustments*	-	-	3,765	34,876
Adjusted EBITDA (Non-U.S. GAAP)	$160,676	$147,441	$473,035	$336,677

*See Reconciliation of Net Earnings to Adjusted Net Earnings1 table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2024	2023	2024	2023
Nonsegment expenses (U.S. GAAP)	$29,675	$23,875	$88,709	$106,493
Non-recurring gain related to a previous acquisition	-	-	4,803	-
Business development activities	-	-	(5,902)	-
Certain non-restructuring separation costs	-	-	(2,666)	(2,208)
Specific charge for excess and obsolete inventory	-	-	-	(11,995)
Product rationalization	-	-	-	(10,504)
Restructuring charges	-	-	-	(5,172)
Non-recurring charge related to customer collections	-	-	-	(4,997)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$29,675	$23,875	$84,944	$71,617

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Nine Months Ended June 30,
	2024		2023

Net cash provided by operating activities (U.S. GAAP)		$297,329	$155,630
Payments for property, plant, and equipment		(72,193)	(57,142)
Free cash flow (Non-U.S. GAAP)		225,136	98,488
Cash received for a non-recurring matter related to a previous acquisition		(4,803)	-
Cash paid for business development activities		5,902	-
Cash paid for non-recurring matter unrelated to the ongoing operations of the business		2,725	-
Cash paid for certain non-restructuring separation costs		985	977
Cash paid for restructuring charges		-	3,594
Adjusted free cash flow (Non-U.S. GAAP)		$229,945	$103,059

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) a non-recurring gain related to a previous acquisition, (ii) costs related to business development activities, (iii) certain non-restructuring separation costs, (iv) a specific charge for excess and obsolete inventory, (v) product rationalization, (vi) restructuring charges, and (vii) a non-recurring charge related to customer collections. The product rationalization adjustment pertains to a non-recurring write-off of inventory and assets related to the elimination of certain product lines. The specific charge for excess and obsolete inventory pertains to a non-recurring process change that resulted in the identification and write down of certain excess inventory unrelated to product rationalization. The non-recurring charge related to customer collections pertains to a discrete process issue that was identified and corrected. The Company believes that these excluded items are short‐term in nature, not directly related to the ongoing operations of the business, and therefore, the exclusion of them illustrates more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus cash received for a non-recurring matter related to a previous acquisition, minus (i) cash paid for business development activities, (ii) cash paid for a non-recurring matter unrelated to the ongoing operations of the business, (iii) certain non-restructuring separation costs, and (iv) cash paid for restructuring charges. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance provided in this release with respect to adjusted earnings per share and adjusted effective tax rate excludes, as applicable, (i) a non-recurring gain related to a previous acquisition, (ii) costs related to business development activities, and (iii) certain non-restructuring separation costs. Guidance provided in this release with respect to adjusted free cash flow excludes, as applicable, (i) cash received for a non-recurring matter related to a previous acquisition, (ii) cash paid for business development activities, (iii) cash paid for certain non-restructuring separation costs, and (iv) cash paid for non-recurring matter unrelated to the ongoing operations of the business.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because adjusted net earnings, adjusted earnings per share, EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow and adjusted free cash flow do not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Woodward’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, X: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its X handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com